EXHIBIT (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

ALARIS Medical Systems, Inc.

BY

Blue Merger Corp.

a wholly owned subsidiary

OF

Cardinal Health, Inc.

AT

$22.35 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 25, 2004, UNLESS THE OFFER IS EXTENDED.

May 28, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Blue Merger Corp., a Delaware corporation (“Subcorp”) and a wholly owned subsidiary of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health”), to act as Information Agent in connection with Subcorp’s offer to purchase for cash all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ALARIS Medical Systems, Inc., a Delaware corporation (“ALARIS”), at a purchase price of $22.35 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 28, 2004 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated May 28, 2004.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4. The letter to stockholders of ALARIS from David L. Schlotterbeck, President and Chief Executive Officer of ALARIS, accompanied by ALARIS’ Solicitation/Recommendation Statement on Schedule 14D-9 filed with the United States Securities and Exchange Commission.

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to EquiServe Trust Company, N.A., as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 25, 2004, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any other Shares then beneficially owned by Cardinal Health or Subcorp or any of their subsidiaries (disregarding any shares tendered by any executive officer or director of ALARIS), represents at least 59,183,803 Shares (an amount equal to one share more than the number of shares equal to (A) ALARIS’ Majority Stockholder’s shares plus (B) a majority of the then issued and outstanding ALARIS shares (other than (i) ALARIS’ Majority Stockholder’s shares and (ii) shares owned beneficially or of record by directors or executive officers of ALARIS)), and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable foreign statutes or regulations having expired or been terminated. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14— “Conditions of the Offer” of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 18, 2004, by and among Cardinal Health, Subcorp and ALARIS (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Subcorp, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Subcorp will be merged with and into ALARIS (the “Merger”). Following the effective time of the Merger, ALARIS will continue as the surviving corporation and become a wholly owned subsidiary of Cardinal Health and the separate corporate existence of Subcorp will cease.

The Board of Directors of ALARIS unanimously (1) approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of the ALARIS stockholders, (2) approved the Merger Agreement, the Support Agreement and the transactions contemplated by the Merger Agreement and the Support Agreement, including the Offer and the Merger in all respects and for purposes of Section 203 of the DGCL, and (3) recommends that the ALARIS stockholders accept the Offer and tender their Shares under the Offer to Subcorp.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to

Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Subcorp will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Subcorp will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Subcorp will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

MacKenzie Partners, Inc.

Nothing contained herein or in the enclosed documents shall make you or any other person, the agent of Subcorp, Cardinal Health, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.

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